EXHIBIT 5(a)




                         NIAGARA MOHAWK HOLDINGS, INC.


                                                                  March 23, 1999



Niagara Mohawk Holdings, Inc.
300 Erie Boulevard West
Syracuse, New York 13202

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 5,000,000 shares (the "Shares") of the Common Stock, par value $0.01 per share of Niagara Mohawk Holdings, Inc., a New York corporation (the "Company"), that may be issued from time to time in connection with Niagara Mohawk Power Corporation's Represented Employees' Savings Fund Plan, as amended, and the Niagara Mohawk Power Corporation's Non-Represented Employees' Savings Fund Plan, as amended (collectively, the "Plans"), I, as Senior Vice President and Chief Legal Officer of the Company, have examined such corporation records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, I advise you that, in my opinion, when the registration statement relating to the Shares (the "Registration Statement") has become effective under the Act, the terms of the sale of the Shares have been duly established in conformity with the Company's certificate of incorporation, as amended, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirements or




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restriction imposed by any court or governmental body having jurisdiction over the Company, all regulatory consents or approvals (including without limitation those of the Public Service Commission of the State of New York) for the issuance and sale of the Shares have been obtained and the Shares have been duly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

         I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the heading "Interests of Named Experts and Counsel" in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.


                                          Very truly yours,

                                             /s/ Gary J. Lavine













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